Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 filed on or about December 9, 2020, of our report dated March 12, 2020, except for Note 20, as to which the date is November 18, 2020, related to the consolidated financial statements of Midwest Holding, Inc. as of and for the year ended December 31, 2019, which appears in this Amendment No. 2 to the Registration Statement of Midwest Holding, Inc. We also consent to the reference to our Firm under the caption “Experts” in this Amendment No. 2 to the Form S-1.

/s/ Mazars USA LLP

Fort Washington, Pennsylvania

December 9, 2020